Exhibit 10.31

AGREEMENT AND RELEASE

This Agreement and Release ("Agreement") is made by and between Anne E. Hagey (“Hagey”) and Talon Therapeutics, Inc., with its principal place of business located in South San Francisco, California:

R E C I T A L S

WHEREAS, Hagey was employed with Talon Therapeutics, Inc. as the Vice President and Chief Medical Officer; and

WHEREAS, Hagey hereby resigns her employment with Talon Therapeutics, Inc. effective March 31, 2011; and

WHEREAS, Hagey and Talon Therapeutics, Inc. wish to resolve all actual and potential disputes between them.

NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement, Talon Therapeutics, Inc. and Hagey agree as follows:

A G R E E M E N T

1.           Definitions.

(a)           “Talon”, when used in this Agreement, shall at all times mean Talon Therapeutics, Inc., formerly known as Hana Biosciences, Inc., its subsidiaries, parent, its insurers, its affiliated companies and their present and former owners, officers, directors, employees, shareholders, consultants, attorneys, accountants, auditors, and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Talon Therapeutics, Inc., in their official and individual capacities.

(b)           “Hagey”, as used in this Agreement, shall at all times mean Anne E. Hagey and anyone who has or obtains legal rights or claims through her.

2.           Termination of Employment.  Hagey hereby resigns her employment with Talon Therapeutics, Inc. effective March 31, 2011.  Hagey agrees that she is not entitled to receive and will not receive a bonus for 2010.

3.           Severance Payments.  Specifically in consideration for Hagey's agreement to the terms hereof, Talon Therapeutics, Inc. agrees to:

a.           Permit Hagey to remain on a paid leave of absence (and receive her normal payroll checks less required deductions) from December 17, 2010, through March 31, 2011, in order to facilitate her search for new employment, with the understanding that Hagey will provide services and assistance only as requested by Steven Deitcher, President and CEO of Talon Therapeutics, Inc.; and

b.           Pay Hagey severance pay (to which she would otherwise not be entitled to receive), of one (1) month of her base salary in the gross amount of Twenty-Eight Thousand, Seven Hundred Fifty Dollars and No Cents ($28,750.00 ), in a lump sum payment to be paid on or before May 1, 2011.  Hagey will receive a Form 1099 for the payment; and

c.           Provide Hagey, on or before January 21, 2011, with a mutually agreeable letter of reference to assist her in her search for new employment; and

d.           Continue to pay for Hagey’s health insurance premiums through March 31, 2011; and

e.           Confirm that Hagey will have ninety (90) days from March 31, 2011 to exercise her options; and

f.           Not contest Hagey’s application for unemployment benefits after March 31, 2011.

Hagey agrees that she is solely responsible for any and all liability or obligations created under federal and state tax laws and agrees to indemnify Talon Therapeutics, Inc., and hold it harmless for all such liability or obligations, if any.  Talon Therapeutics, Inc. makes no warranty or representations concerning the treatment of any sums paid hereunder under said laws, and Hagey agrees that she has not relied upon any such warranty or representation.

In the event Hagey does not sign this Agreement, violates any provision of this Agreement, or rescinds this Agreement pursuant to Paragraph 6, Talon Therapeutics, Inc. shall not be obligated to make the payment described in this Paragraph and Hagey shall be obligated to return to Talon Therapeutics, Inc. any payments and reimburse Talon Therapeutics, Inc. for any benefits already received hereunder.

4.           Release of Claims by Hagey.  In consideration for the mutual promises in this Agreement and the payment and other benefits given to Hagey under this Agreement,

(a)           Except as expressly provided for in this Agreement and otherwise provided for by law, Hagey releases and forever discharges Talon of and from any and all claims, actions, causes of action, administrative claims, individual or class action claims, or demands of any kind whatsoever she has or might have against Talon, whether in law or equity, contract or tort, arising out of or in connection with her employment by Talon Therapeutics, Inc., the termination of that employment, or otherwise.  This Release includes, without limiting the generality of the foregoing, any claims Hagey may have for wages, bonuses, commissions, penalties, claims for punitive or liquidated damages, severance, attorney's fees, costs and disbursements, vacation pay, health insurance coverage, or other benefit, based upon any claim, including, but not limited to any claim for defamation, or improper discharge based on contract or tort, at common law, or under any federal, state or local statute or ordinance prohibiting discrimination in employment, including any claims for discrimination arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 290 U.S.C. § 621, et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Civil Rights Acts of 1866, 1987 and 1991, including Section 1981 of the Civil Rights Act, the Family and Medical Leave Act, the Vocational Rehabilitation Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1976, the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12900 et seq. or any other claim of discrimination arising under federal, state or local law, or any other claims in any manner relating to her employment with and separation from Talon Therapeutics, Inc., or otherwise, arising in law or equity, whether known, suspected, or unknown, and however originating or existing, to the date of her signing of this Agreement.  Hagey releases and discharges Talon not only from any and all claims that she could make on her own behalf, but also those that may or could be brought by any other person or organization on her behalf.  Hagey is not waiving any right to file a charge with the Equal Employment Opportunity Commission (in connection with any statutes enforced by that agency), or to participate in any Equal Employment Opportunity Commission investigation.  Hagey specifically understands however, that she is waiving her rights to any individual relief under any and all claims noted above and the payments herein fully compensate her for any claims she has or may have against Talon.

(b)           Hagey agrees, subject to applicable law, that she will not institute any claim for damages, by civil action, administrative proceeding or other legal proceeding, nor authorize any other party, governmental or otherwise, to institute any claim for damages via civil action, administrative proceeding, or other legal proceeding against Talon based on any claim, including but not limited to those claims described in Paragraph 5(a) in this Agreement, arising in law or equity, whether known, suspected or unknown and however originating or existing, to the date of her signing of this Agreement.  Hagey hereby waives any and all relief not provided for in this Agreement.  By her signature to this Agreement, Hagey agrees that the payment provided to her under this Agreement fully compensate her for and extinguish any and all claims arising out of her employment, separation from employment, or otherwise with Talon Therapeutics, Inc.

(c)           Hagey affirms that she has not caused or permitted to be filed any charge, complaint or action against Talon Therapeutics, Inc.  In the event that there is outstanding any such charge, complaint, or action, Hagey agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint, or action is not withdrawn, subject to applicable law, Hagey agrees not to testify, provide documents, or otherwise participate, or to permit others to voluntarily participate on her behalf, in any investigation or litigation arising therefrom or associated therewith and to execute such other papers or documents as Talon Therapeutics, Inc.'s counsel determines may be necessary to have said charge, complaint or action dismissed with prejudice.  Hagey and Talon Therapeutics, Inc. acknowledge and agree that this Paragraph 4(c) shall not prohibit either party from testifying or responding pursuant to a court order or a subpoena issued by a government agency and which appears valid on its face, or as otherwise required by law.

5.           Release of Claims by Talon Therapeutics, Inc.  Talon Therapeutics, Inc. hereby releases and discharges Hagey from any and all claims, actions, causes of action, administrative claims, individual or class action claims, or demands of any kind whatsoever it has or might have against Hagey whether in law or equity, contract or tort, arising out of or in connection with Hagey’s employment with Talon Therapeutics, Inc. or the termination of that employment to the date of Talon Therapeutics, Inc.’s signing of this Agreement.  Hagey warrants and represents that she is not aware of and has no knowledge of any claims that Talon Therapeutics, Inc. may have against her.

6.           Notification of Rights Pursuant to the Federal Age Discrimination in Employment Act (29 U.S.C. §§ 621-634).  Hagey is hereby notified of her right to rescind the release of claims in regard to her rights under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) days of his signing this Agreement.  In order to be effective, the rescission must be in writing and delivered to Steven R. Deitcher, M.D., President and CEO, Talon Therapeutics, Inc., 7000 Shoreline Court, Suite 370, South San Francisco, CA 94084, by hand or mail.  If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Steven R. Deitcher, M.D. as set forth above and sent by certified mail, return receipt requested.  Hagey understands and agrees that if she rescinds this Agreement in accordance with this Paragraph, Talon Therapeutics, Inc. shall have no obligation to provide the payments described in Paragraph 3, she shall be obligated to return to Talon Therapeutics, Inc. any payment already received under Paragraph 3, and this Agreement shall be null and void.

7.           Return of Property.  Hagey acknowledges that all documents and materials relating to the business of, or the services provided by, Talon Therapeutics, Inc. are the sole property of Talon Therapeutics, Inc., and she has returned all such property.

8.           California Code.  The parties hereto agree that all rights under § 1542 of the Civil Code of the State of California are hereby waived by the parties.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of § 1542 of the Civil Code of the State of California, Hagey irrevocably and unconditionally releases and forever discharges Talon from and with respect to all claims as described or included in Paragraph 4(a) of this Agreement and Release.

9.           Enforcement of this Agreement and Release.  In the event either party commences a legal action to enforce the terms of this Agreement and prevails in such proceeding, the prevailing party shall be paid its/her reasonable attorney’s fees and costs in such proceeding.

10.           Nonadmission.  This Agreement is intended to resolve any actual or potential disputed claims.  Nothing in this Agreement shall constitute or be construed as an admission of any liability or wrongdoing of any nature on the part of Talon.  Talon specifically denies any liability or unlawful conduct.

11.           Effective Date.  This Agreement and Release shall become effective fifteen (15) calendar days after Hagey signs this Agreement and Release, if Hagey has not rescinded this Agreement and Release as set forth in Paragraph 6, which 15 day period ends eight (8) days after the rescission period described in Paragraph 6 has expired.  In the event Hagey rescinds this Agreement and Release in accordance with Paragraph 6, this Agreement and Release shall be null and void.

12.           Severability.  If any term, clause or provision of this Agreement shall for any reason be found invalid, unenforceable or void by a court of competent jurisdiction, the same shall not impair or invalidate any of the other provisions of this Agreement, all of which shall be performed in accordance with their respective terms.

13.           Non-Waiver.  Talon Therapeutics, Inc.'s delay or failure to enforce any provision of this Agreement shall not constitute a waiver of its right to enforce that or any other provision.

14.           Non-Disparagement.  Hagey agrees that she will not make any disparaging remarks about Talon or any of its officers, employees or representatives.  Talon Therapeutics, Inc.’s officers and directors agree that they will not make any disparaging remarks about Hagey.

15.           Confidentiality Agreement.  Hagey acknowledges that during her employment with Talon Therapeutics, Inc., she was exposed to and helped create proprietary information regarding Talon Therapeutics, Inc.’s, business.  Hagey agrees that all such information is confidential and that she shall not use or disclose such information to any person or entity for any reason whatsoever, without Talon Therapeutics, Inc.’s express written consent.

16.           Right to Receive Payment.  Hagey warrants and represents that she has the right to receive the settlement payment and has not filed for bankruptcy or otherwise assigned the claims she has released herein.

17.           Entire Agreement.  This Agreement is final, binding, fully enforceable and states the entire Agreement of the parties with respect to the subject matter hereof.  No modification, release, discharge or waiver of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the parties hereto.  The parties acknowledge that they have not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement, in signing this Agreement.

18.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of California and any proceeding to enforce the terms of this Agreement and Release or any action relating to this Agreement and Release shall be venued in San Mateo Superior Court, State of California or the United States District Court for the Northern District of California.

19.           Acknowledgment of Reading and Understanding; Consultation with Counsel; Twenty-one (21) Day Consideration Period.  Hagey, by her signature to this Agreement, acknowledges and agrees that she has carefully read and understands all provisions of this Agreement and that she has entered into this Agreement knowingly and voluntarily. Hagey further acknowledges that Talon Therapeutics, Inc. has advised her to consult with legal counsel before signing this Agreement and that she has in fact consulted with or had the opportunity to consult with legal counsel before signing this Agreement.  Hagey also acknowledges that Talon Therapeutics, Inc. has informed her that she has twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to her.  Hagey further acknowledges by her signature to this Agreement that she has had the benefit of the twenty-one (21) day period and if she signs this Agreement and Release during the twenty-one (21) day period, she has done so knowingly and voluntarily and pursuant to the advice of her counsel.  Hagey acknowledges and agrees that if she does not sign this Agreement, Talon Therapeutics, Inc. shall have no obligation to provide any payment under this Agreement and that this Agreement shall be null and void.

20.           Expiration of Offer.  The offer contained in this Agreement shall expire at 5:00 p.m. on the twenty-second day after Hagey receives it, not counting the date of receipt.  If Talon Therapeutics, Inc. has not received a signed original of this Agreement from Hagey by that time, this offer will be automatically revoked.

           IN WITNESS WHEREOF, the PARTIES have hereunto set their hand on the dates below written.

January 7, 2011	By:	/s/ Anne E. Hagey
Date		Anne E. Hagey

Talon Therapeutics, Inc.

January 11, 2011	By:	/s/ Steven R. Deitcher, M.D
Date		Title: President and Chief Executive Officer